Exhibit 23.1

        We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-95411) pertaining to the Quotesmith.com, Inc. 1997 Stock Option Plan and the Quotesmith.com, Inc. 1999 Employee Stock Purchase Plan of our report dated January 31, 2004, except Note 7, as to which the date is March 3, 2004 with respect to the financial statements of Life Quotes, Inc., included in Quotesmith.com, Inc.'s current report on Form 8-K dated July 8, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois July 7, 2004